MDU Resources Reports First Quarter 2009 Results and Reaffirms 2009 Earnings Guidance

BISMARCK, N.D. – April 30, 2009 – MDU Resources Group, Inc. (NYSE:MDU) today reported first quarter financial results and reaffirmed earnings guidance. The company will host a webcast at 1 p.m. EDT on May 1 to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 92032561.

“Our diversification strategy continues to be effective with strong operating cash flows reported in the first quarter,” said Terry D. Hildestad, President and Chief Executive Officer. “We have continued our focus on closely managing costs to enhance results and have aligned our capital spending with cash generated by operations. We are optimistic about our ability to meet our guidance targets and have reaffirmed our earnings per share guidance range for the year.”

First Quarter 2009
For first quarter 2009, absent a noncash charge, the company reported consolidated earnings of $40.4 million, or 22 cents per common share. This compares with earnings of $70.9 million for first quarter 2008, or 39 cents per common share.

Including the effect of a $384.4 million after-tax noncash charge attributable to low energy prices on March 31 at its natural gas and oil operations, the company reported a consolidated loss of $344.0 million, or $1.87 per common share.

Hildestad added, “It is important to note that the noncash charge is essentially an acceleration of depreciation, depletion and amortization expense. It reduces future DD&A expense on our present investment in natural gas and oil properties, and assuming all other things being equal, increases future earnings.”

Highlights
•	Strong cash flows from operations of $248 million.
•	Solid balance sheet with equity of nearly 60% of total capital.
•
Reaffirms earnings guidance for 2009 of $1.05 to $1.30 per common share, excluding a first quarter noncash charge of $2.09 per common share. (Including the noncash charge, guidance for 2009 is a loss of $.79 to $1.04 per common share.)

The electric and natural gas utility business had record first quarter earnings of $29 million as a result of the acquisition of Intermountain Natural Gas Company last October. For the 12 months ended March 31, this growing utility business contributed $60 million in earnings. The utility is continuing to focus on acquiring rate-based generating capacity needed to serve future load growth.  In April, it purchased a 25 percent ownership interest in the 100-megawatt Wygen III power generation plant that is under construction in Wyoming.

Lower construction workloads contributed to an earnings decrease at the construction services business.  However, the business continues to focus on costs and improved margins over the comparable period. Although the Las Vegas market has slowed recently, this business is finding opportunities in its other markets.

The natural gas and oil production business experienced significantly lower natural gas and oil prices, and a decline in natural gas production, compared to the first quarter of 2008. Oil production increased 19 percent, reflecting successful development of the company’s Bakken acreage. The company’s proved natural gas and oil reserves grew to record levels in 2008, which will provide long-term value for our shareholders.

The company, like many independent exploration and production companies, uses the full-cost method of accounting for its natural gas and oil production activities. Under this method, the company is required to perform quarterly “ceiling tests” to compare the present value of future net cash flow from proved reserves based on spot market prices that exist on the last day of the period (cost ceiling) to the book value of those reserves at the balance sheet date. If the book value of the reserves exceeds the cost ceiling, a permanent noncash charge must be recorded. The significant decline in natural gas and oil prices as of March 31 resulted in the charge.

The Securities and Exchange Commission has issued new rules regarding “ceiling test” pricing, which use 12-month-average pricing rather than single point-in-time period end pricing. The new rules are effective for reports filed on or after Jan. 1, 2010. Under the new rules, the company’s future net cash flows from proved reserves would have greatly exceeded the book value of the reserves and a noncash charge would not have been recorded.

The pipeline and energy services business benefitted from capacity expansions completed in 2008. Total throughput increased 14 percent compared to the first quarter of last year, primarily the result of higher volumes transported to storage and off-system transportation volumes. The regulated pipeline business is in the process of an incremental expansion of the Grasslands system and has capacity to meet the current demand levels for natural gas storage services.

Cost reductions implemented by the construction materials and contracting business resulted in an earnings improvement compared to first quarter of 2008. The business is beginning to see increased government spending activity in some markets as federal stimulus money becomes available.

“We continue to have the potential to provide long-term growth and exceptional results for our investors,” Hildestad said. “We are in businesses that provide essential products and services that are critical to the ability of our economy to compete in the global marketplace. We have a strong balance sheet, solid financial metrics, strong cash flows sufficient to fund our capital expenditure requirements and adequate liquidity. We anticipate there will be growth opportunities for well-positioned companies such as ours during the current economic environment.”

MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: utility resources, energy and construction materials. MDU Resources includes electric and natural gas utilities, construction services, natural gas and oil production, natural gas pipelines and energy services, and construction materials and contracting. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings First Quarter 2009 (In Millions)	Earnings First Quarter 2008 (In Millions)
Utility Resources
Electric and natural gas utilities	$29.0	$21.9
Construction services	8.6	10.8
Energy
Natural gas and oil production	11.1	50.6
Pipeline and energy services	6.4	7.2
Construction Materials and Contracting	(15.7)	(21.1)
Other	1.0	1.5
Earnings on common stock before noncash charge	40.4	70.9
Effects of noncash charge	(384.4)	---
Earnings (loss) on common stock	$(344.0)	$70.9

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2009, diluted, are projected in the range of $1.05 to $1.30 excluding a $384.4 million, or $2.09 per common share after-tax noncash charge related to low natural gas and oil prices. (Including the noncash charge, guidance for 2009 is a loss of $.79 to $1.04 per common share.)

•	The company expects the percentage of 2009 earnings per common share by quarter, excluding the noncash charge, to be in the following approximate ranges:
o	Second quarter – 15 percent to 20 percent
o	Third quarter – 35 percent to 40 percent
o	Fourth quarter – 20 percent to 25 percent
•
While 2009 earnings per share are projected to decline compared to 2008 earnings, long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.

•
Consistent with the company’s commitment to maintaining a strong balance sheet, projected capital spending has been reduced to approximately $385 million, primarily as a result of low natural gas and oil prices. The decrease, as compared to estimated capital expenditures of $602 million reported in the company’s 2008 Form 10-K, is largely related to lower expenditures at the natural gas and oil production business and the electric and natural gas utility business. The company intends to fund its forecasted expenditures with internally generated operating cash flows.

Utility Resources
Electric and Natural Gas Utilities

Electric
	Three Months Ended March 31,
	2009	2008
(Dollars in millions, where applicable)
Operating revenues	$51.2	$52.3
Operating expenses:
Fuel and purchased power	18.7	18.8
Operation and maintenance	15.6	15.0
Depreciation, depletion and amortization	6.1	6.0
Taxes, other than income	2.4	2.3
	42.8	42.1
Operating income	8.4	10.2
Earnings	$5.1	$5.5
Retail sales (million kWh)	724.9	707.8
Sales for resale (million kWh)	9.6	48.4
Average cost of fuel and purchased power per kWh	$.024	$.023

Natural Gas Distribution
	Three Months Ended March 31,
	2009	2008
(Dollars in millions, where applicable)
Operating revenues	$483.2	$362.1
Operating expenses:
Purchased natural gas sold	365.9	282.6
Operation and maintenance	38.1	27.0
Depreciation, depletion and amortization	10.7	7.2
Taxes, other than income	22.9	14.5
	437.6	331.3
Operating income	45.6	30.8
Earnings	$23.9	$16.4
Volumes (MMdk):
Sales	43.6	31.1
Transportation	34.0	26.6
Total throughput	77.6	57.7
Degree days (% of normal)*
Montana-Dakota	103%	101%
Cascade	107%	107%
Intermountain	106%	---
* Degree days are a measure of the daily temperature-related demand for energy for heating.
Note: Intermountain was acquired on October 1, 2008.

The combined utility businesses reported earnings of $29.0 million in the first quarter of 2009, compared to earnings of $21.9 million for the same period in 2008. The earnings growth was largely the result of the acquisition of Intermountain Gas Company, which was acquired October 2008.

The Wyoming Public Service Commission recently approved settlement on the company’s August electric rate case filing granting an increase of $425,000 annually, or 2.3 percent, effective May 1.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In April, the company purchased a 25 MW ownership interest in the Wygen III power generation facility which is under construction near Gillette, Wyoming. This rate-based generation will replace a portion of the purchased power for the Wyoming system. The plant is expected to be online June 2010.

•
The company plans to develop additional wind generation including a 19.5 MW wind generation facility in southwest North Dakota and a 10.5 MW expansion of the Diamond Willow wind facility near Baker, Montana. Both projects are expected to be commercial third quarter 2010.

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity. The company is a participant in the Big Stone II project. The Minnesota Public Utilities Commission unanimously voted to grant a transmission certificate of need and a route permit for the project with conditions. The company anticipates owning at least 116 MW of this plant, which is projected to be completed in 2015. In the event the participants decide not to proceed with construction, the company is reviewing alternatives, including the construction of certain natural gas-fired combustion generation.

Construction Services

	Three Months Ended March 31,
	2009	2008
	(In millions)
Operating revenues	$244.8	$307.4
Operating expenses:
Operation and maintenance	217.3	274.0
Depreciation, depletion and amortization	3.4	3.4
Taxes, other than income	9.5	11.8
	230.2	289.2
Operating income	14.6	18.2
Earnings	$8.6	$10.8

This segment had first quarter earnings of $8.6 million, compared to $10.8 million for the comparable prior period. The decrease reflects lower construction workloads, partially offset by higher margins and lower selling, general and administrative expenses.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2009 to be comparable to 2008.
•
The company continues to focus on costs and efficiencies to enhance margins. With its highly skilled technical workforce, this group is prepared to take advantage of government stimulus spending on transmission infrastructure.

•	Work backlog as of March 31 was approximately $557 million, compared to $752 million at March 31, 2008 and $604 million at Dec. 31.
•	This business continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.

Energy

Natural Gas and Oil Production

	Three Months Ended March 31,
	2009	2008
(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$81.7	$117.5
Oil	24.4	52.1
	106.1	169.6
Operating expenses:
Operation and maintenance:
Lease operating costs	20.0	18.3
Gathering and transportation	6.1	5.7
Other	10.3	8.8
Depreciation, depletion and amortization	42.6	39.3
Taxes, other than income:
Production and property taxes	7.5	13.7
Other	.2	.2
Write-down of natural gas and oil properties	620.0	---
	706.7	86.0
Operating income (loss)	(600.6)	83.6
Earnings (loss)	$(373.3)	$50.6
Production:
Natural gas (MMcf)	15,401	16,561
Oil (MBbls)	742	621
Total Production (MMcfe)	19,852	20,288
Average realized prices (including hedges):
Natural gas (per Mcf)	$5.31	$7.10
Oil (per barrel)	$32.86	$83.79
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$3.63	$6.91
Oil (per barrel)	$32.86	$84.35
Average depreciation, depletion and amortization rate, per equivalent Mcf	$2.07	$1.88
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$1.00	$.90
Gathering and transportation	.31	.28
Production and property taxes	.38	.67
	$1.69	$1.85

Earnings at this segment were $11.1 million in the first quarter of 2009, excluding the effect of a $384.4 million after-tax noncash charge, compared to $50.6 million in 2008. The decrease reflects 61 percent lower average realized oil prices and 25 percent lower average realized natural gas prices, as well as lower natural gas production volumes. Partially offsetting these items were lower production taxes and higher oil production volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
As the result of lower natural gas and oil prices, the company has reduced its 2009 capital expenditures for this segment to approximately $170 million. At this level of investment, the company expects its combined natural gas and oil production to be 7 percent to 10 percent lower than 2008 levels.

•	Earnings guidance reflects estimated natural gas prices for May through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$3.50 to $4.00
NYMEX	$3.75 to $4.25
CIG	$2.50 to $3.00
•	Earnings guidance reflects estimated NYMEX crude oil prices for May through December in the range of $48 to $53 per barrel.
•
For the last nine months of 2009, the company has hedged approximately 40 percent to 45 percent of its estimated natural gas production and 25 percent to 30 percent of its estimated oil production. For 2010 and 2011, the company has hedged less than 5 percent of its estimated natural gas production. The hedges that are in place as of April 30 are summarized in the following chart:

Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Swap	HSC	4/09 - 12/09	1,870,000	$8.16
Natural Gas	Collar	Ventura	4/09 - 12/09	1,100,000	$7.90-$8.54
Natural Gas	Collar	Ventura	4/09 - 12/09	3,300,000	$8.25-$8.92
Natural Gas	Swap	Ventura	4/09 - 12/09	2,750,000	$9.02
Natural Gas	Collar	CIG	4/09 - 12/09	2,750,000	$6.50-$7.20
Natural Gas	Swap	CIG	4/09 - 12/09	687,500	$7.27
Natural Gas	Collar	NYMEX	4/09 - 12/09	1,375,000	$8.75-$10.15
Natural Gas	Swap	Ventura	4/09 - 12/09	2,750,000	$9.20
Natural Gas	Collar	NYMEX	4/09 - 12/09	2,750,000	$11.00-$12.78
Natural Gas	Basis	NYMEX to Ventura	4/09 - 12/09	2,750,000	$0.61
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	Swap	NYMEX	5/09 - 12/09	367,500	$57.02
Crude Oil	Collar	NYMEX	5/09 - 12/09	245,000	$54.00-$60.00

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

Pipeline and Energy Services

	Three Months Ended March 31,
	2009	2008
	(Dollars in millions)
Operating revenues	$85.1	$133.8
Operating expenses:
Purchased natural gas sold	46.1	94.1
Operation and maintenance	17.6	17.6
Depreciation, depletion and amortization	6.2	5.6
Taxes, other than income	2.9	2.8
	72.8	120.1
Operating income	12.3	13.7
Earnings	$6.4	$7.2
Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	8.3	8.3
Other	28.8	21.4
	37.1	29.7
Gathering volumes (MMdk)	24.2	24.0
* A public utility division of the company

This segment reported first quarter earnings of $6.4 million, compared to $7.2 million for the same period in 2008. Lower storage services revenue was partially offset by a total throughput increase of 14 percent, largely higher volumes transported to storage and off-system transportation volumes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
An incremental expansion to the Grasslands Pipeline of 75,000 Mcf per day is in process with a projected in-service date of August. Through additional compression, the firm capacity of the Grasslands Pipeline will reach ultimate full capacity of 213,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•	In 2009, total gathering and transportation throughput is expected to be slightly higher than 2008 record levels.
•	The company continues to pursue expansion of facilities and services offered to customers.

Construction Materials and Contracting

	Three Months Ended March 31,
	2009	2008
	(Dollars in millions)
Operating revenues	$183.5	$201.3
Operating expenses:
Operation and maintenance	172.4	195.2
Depreciation, depletion and amortization	23.9	25.4
Taxes, other than income	7.5	9.1
	203.8	229.7
Operating loss	(20.3)	(28.4)
Loss	$(15.7)	$(21.1)
Sales (000's):
Aggregates (tons)	3,185	4,241
Asphalt (tons)	188	196
Ready-mixed concrete (cubic yards)	509	611

The construction materials and contracting segment experienced a seasonal first-quarter loss of $15.7 million compared to a loss of $21.1 million a year ago. Selling, general and administrative expenses, including payroll-related costs and maintenance expenses were lower, and construction workloads and margins were higher.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The economic slowdown and substantially higher energy prices adversely impacted operations in 2008. Although the company predicts that this economic slowdown will continue in 2009, it is expected that earnings will be higher than 2008 primarily the result of cost reduction measures put in place during 2008 and substantially lower diesel costs expected in 2009 compared to 2008.

•
The company continues its strong emphasis on cost containment throughout the organization. In addition, the company has strong market share in its markets and is well positioned to take advantage of government stimulus spending on transportation infrastructure.

•
Work backlog as of March 31 was approximately $574 million, compared to $577 million at March 31, 2008 and $453 million at Dec. 31. The backlog includes several public works projects. Although public project margins tend to be somewhat lower than private construction-related work, the company anticipates significant contributions to revenue from an increase in public works volume.

•	As the country’s 8th largest aggregate producer, the company will continue to strategically manage its 1.1 billion tons of aggregate reserves in its markets.

Other

	Three Months Ended March 31,
	2009	2008
	(In millions)
Operating revenues	$2.7	$2.6
Operating expenses:
Operation and maintenance	3.2	2.7
Depreciation, depletion and amortization	.3	.3
Taxes, other than income	.1	.1
	3.6	3.1
Operating loss	(.9)	(.5)
Earnings	$1.0	$1.5

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect an adjustment to exclude a first quarter 2009 $384.4 million after-tax noncash charge related to a “ceiling-test” charge. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company’s continuing operating results. Also, the company’s management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be controlled.

•
Since March 31, spot market prices for both natural gas and oil have continued to be volatile. If lower prices continue, the company may have to record additional noncash charges relating to the ceiling test.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns and, as a result, may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.
•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	The company’s electric generation operations could be adversely impacted by global climate change initiatives to reduce greenhouse emissions.
•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•
The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company.

•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of quantities of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or the regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
o	Acquisition, disposal and impairments of assets or facilities.
o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.

	Three Months Ended March 31,
	2009	2008
(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,094.0	$1,121.9

Operating expenses:
Fuel and purchased power	18.7	18.8
Purchased natural gas sold	356.5	276.6
Operation and maintenance	493.5	557.2
Depreciation, depletion and amortization	93.2	87.2
Taxes, other than income	53.0	54.5
Write-down of natural gas and oil properties	620.0	---
	1,634.9	994.3

Operating income (loss)	(540.9)	127.6

Earnings from equity method investments	1.8	1.8

Other income	1.7	1.6

Interest expense	21.0	18.7

Income (loss) before income taxes	(558.4)	112.3

Income taxes	(214.6)	41.2

Net income (loss)	(343.8)	71.1

Dividends on preferred stocks	.2	.2

Earnings (loss) on common stock	$(344.0)	$70.9

Earnings (loss) per common share – basic	$(1.87)	$.39
Earnings (loss) per common share – diluted	$(1.87)	$.39
Dividends per common share	$.1550	$.1450
Weighted average common shares outstanding – basic	183.8	182.6
Weighted average common shares outstanding – diluted	183.8	183.1

  Note: Three months ended March 31, 2009 results reflect the effects of a $384.4 million after-tax, or
  $2.09 per common share, noncash charge relating to the write-down of natural gas and oil properties.

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Other Financial Data
Book value per common share	$12.97	$13.82
Market price per common share	$16.14	$24.55
Dividend yield (indicated annual rate)	3.8%	2.4%
Price/earnings ratio*	N/A	9.9	x
Market value as a percent of book value	124.4%	177.6%
Return on average common equity*	(4.5)%	18.9%
Total assets**	$5.9	$5.8
Total equity**	$2.4	$2.5
Total debt**	$1.7	$1.5
Capitalization ratios:
Total equity	59%	63%
Total debt	41	37
	100%	100%

* Represents 12 months ended
  ** In billions
Note: The above information reflects the effects of both continued and discontinued operations.